Exh. 10.2

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by Hassan N. Natha (hereinafter referred to as “Executive”) and Jones Soda Co. (hereinafter referred to as “Employer”).

RECITALS

A. Executive has been employed by Employer, and Executive’s employment at Employer will terminate on September 14, 2008 (the “Termination Date”).

B. Employer wishes to offer Executive a separation package setting forth the terms of Executive’s separation and any continuing obligations of the parties to one another following the end of the employment relationship.

C. Each of the undersigned parties to this Agreement has had ample opportunity to review the facts and law relevant to this issue, has consulted fully and freely with competent counsel of its choice if desired, and has entered this Agreement knowingly and intelligently without duress or coercion from any source. Executive has had a reasonable time in which to consider whether he wished to sign this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, the parties agree as follows:

1.	EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES

Executive’s employment with Employer will end on the Termination Date. Through the Termination Date, Executive shall assist, as reasonably required, in transition to Employer’s new Chief Financial Officer. After the Termination Date, Executive will have no further employment duties to Employer.

2.	PAYMENTS AND OTHER BENEFITS TO BE PROVIDED BY EMPLOYER

In exchange for the promises contained in paragraphs three, four and six, below, Employer will provide Executive with the following separation benefits:

2.1	One Hundred, Ninety Nine Thousand, Seven Hundred, Ninety One Dollars and Sixty-Six Cents ($199,791.66), representing 13.7 months of base salary continuation, payable in 26 equal installments, twice per month, of Seven Thousand Six Hundred Eighty Four Dollars and Twenty Nine Cents, ($7,684.29) minus required withholdings, payments to be made monthly in accordance with Employer’s regular payroll schedule and beginning on September 30, 2008;

2.2	Twenty Four Thousand, Eight Hundred, Thirty-Five Dollars and Sixty-Two Cents ($24,835.62), representing Executive’s 2007 Incentive Compensation pro rated to the percentage of calendar days in 2008 Executive was employed with Employer (70.9%), minus required withholdings, payment to be made in a lump sum on September 15, 2008;

2.3	Twelve Thousand, One Hundred, Fourteen Dollars and Seventy-Two Cents ($12,114.72), minus required withholdings, for accrued and unused vacation pay, payment to be made in a lump sum on or prior to the Termination Date;

2.4	Outplacement services of up to Two Thousand, Five Hundred Dollars ($2,500.00) with a vendor of Employer’s choice with the payment to be made directly to the vendor by Employer;

2.5	Four Thousand, Six Hundred, Fourteen Dollars and Fifty Seven Cents ($4,614.57), representing Executive’s monthly COBRA premium multiplied by 13.7, payment to be made in a lump sum on October 15, 2008;

2.6	Fifty-Percent of Executive’s restricted stock and stock options that are unvested as of the Termination Date, shall be accelerated and vest on the Termination Date. This will result in 4,857 of 9,714 unvested shares of restricted stock and 26,072 of 52,143 shares subject to unvested stock options accelerating and becoming vested and exercisable, as applicable. The remaining unvested portion of Executive’s stock options shall expire on the Termination Date, and Executive’s remaining unvested restricted stock shall be subject to the repurchase option set forth in the restricted stock purchase agreement under which such restricted stock was granted. Except as provided herein, Executive’s restricted stock and stock options shall remain subject to the terms of their respective plans and any granting documents.

2.7	In the event Employer requires the assistance of Executive following the Termination Date with respect to any legal or investigative proceedings, Employer shall reimburse Executive for reasonable expenses and will also reimburse Executive for his lost time from any future employment at Executive’s then daily rate of pay.

2.8	Employer shall pay any outstanding expense reports submitted by Executive in the usual course of business.

3.	REAFFIRMATION OF CONFIDENTIALITY AND INVENTIONS COVENANTS

Executive is party to certain confidentiality, intellectual property and non-solicitation obligations pursuant to the Employment Agreement between Executive and Employer (“Employment Agreement), dated January 1, 2007. Executive expressly reaffirms and incorporates herein as part of this Agreement Sections 9, 10, 11, 12 and 13 of the Employment Agreement (the “Post-Employment Restrictions”) and these Post-Employment Restrictions will remain in full force and effect. If Executive breaches any part of his Post-Employment Restrictions, all payments and benefits still due and owing under Section 2 will be canceled and Executive shall upon demand by Employer immediately return any payments already made pursuant to Section 2.

4.	GENERAL RELEASE OF CLAIMS

Executive expressly waives any claims against Employer (including, for purposes of this paragraph 4, all parents, affiliates, subsidiaries, officers, directors, stockholders, managers, Executives, agents, investors, and representatives) and releases Employer (including its parents, affiliates, subsidiaries, officers, directors, stockholders, managers, Executives, agents, investors, and representatives) from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement, including claims related in any way to Executive’s employment with Employer or the ending of that relationship. This release includes, but is not limited to, any claims for wages, bonuses, employment benefits, stock options, or damages of any kind whatsoever, arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on Employer’s right to terminate Executives, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans

with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act, the Washington Law Against Discrimination, or any other legal limitation on or regulation of the employment relationship. This waiver and release shall not preclude either party from filing a lawsuit for the exclusive purpose of enforcing its rights under this Agreement.

Executive represents that Executive has not filed any complaints, charges or lawsuits against Employer with any governmental agency or any court, and agrees that Executive will not initiate, assist or encourage any such actions, except as required by law. Executive further agrees that if a commission, agency, or court assumes jurisdiction of such claim, complaint or charge against Employer on behalf of Executive, Executive will request the commission, agency or court to withdraw from the matter.

Executive represents and warrants that he is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released herein, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

5.	NO ADMISSION OF WRONGDOING

This Agreement shall not be construed as an admission by Executive or Employer of any wrongful act.

6.	MUTUAL NON-DISPARAGEMENT

Executive agrees to refrain from making any derogatory or disparaging comments to the press or any individual or entity regarding Employer, its business or related activities, or the relationship between the parties. Employer agrees to refrain from making any derogatory or disparaging comments to the press or any individual or entity regarding Executive.

7.	RETURN OF PROPERTY

Executive confirms that Executive has or will immediately, upon the Termination Date, return to Employer all files, memoranda, records, credit cards, pagers, computers, computer files, passwords and pass keys, card keys, or related physical or electronic access devices, and any and all other property received from Employer or any of its current or former Executives or generated by Executive in the course of employment.

8.	BREACH OR DEFAULT

Any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

9.	SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

10.	ENTIRE AGREEMENT

This Agreement sets forth the entire understanding between Executive and Employer and, except as otherwise provided herein, supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Executive’s employment with Employer and the employment relationship. Executive acknowledges that in executing this Agreement, Executive does not rely upon any representation or statement by any representative of Employer concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.

11.	GOVERNING LAW

This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction in the State of Washington.

12.	KNOWING AND VOLUNTARY AGREEMENT

Executive agrees that Executive has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that Executive might have against Employer. Executive agrees that Executive has not relied upon any representations or statements not set forth herein or made by Employer’s agents or representatives. Finally, Executive agrees that Executive has been advised to consult with an attorney prior to executing the Agreement, and that Executive has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source. Executive agrees that he has been provided the opportunity to consider for twenty-one (21) days whether to enter into this

Agreement, and has voluntarily chosen to enter into it on this date. Executive may revoke this Agreement for a period of seven (7) days following the execution of this Agreement; this Agreement shall become effective following expiration of this seven (7) day period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

JONES SODA CO.		HASSAN N. NATHA

By:	/s/ Jonathan J. Ricci	/s/ Hassan N. Natha
Its:	COO
Dated:	8/25/08	Dated:	Aug. 18/08